EXHIBIT 99.1

Shenandoah Telecommunications Company Announces Increased Dividend and Two-for-One Stock Split

EDINBURG, Va., Oct. 20, 2015 (GLOBE NEWSWIRE) -- The Board of Directors of Shenandoah Telecommunications Company (Shentel) (NASDAQ:SHEN) declared a cash dividend of $0.48 per share. The dividend is an increase of $0.01 per share or 2% over the 2014 dividend. The dividend will be payable December 1, 2015, to shareholders of record as of the close of business on November 5, 2015. The total payout to shareholders, before reinvestment, will be approximately $11.6 million. The Company has paid an annual dividend every year since 1960, when its predecessor Shenandoah Telephone Company declared its first dividend.

The Board of Directors also declared a two-for-one stock split, effective for shareholders of record as of the close of business on December 31, 2015. Shareholders will receive one additional share of common stock of the Company for each share held on the record date. The additional shares will be distributed in book-entry form through the Direct Registration System (DRS), and will be reflected on shareholder account statements which will be mailed in early January 2016. The Board's action changes each issued and unissued authorized share of common stock into two shares of common stock as authorized by Section 13.1-706 of the Virginia Code as amended. After the split, the Company will have approximately 48.5 million shares outstanding, and 96 million total authorized shares.

 About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia. For more information, please visit www.shentel.com.

CONTACT: For further information, please contact Adele M. Skolits at 540-984-5161.